EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:  Press:       Frank D. Filipo
Executive Vice President &
   Operating Officer
   (631) 208-2400

 Investor:  Brian K. Finneran
                   Executive Vice President &
                   Chief Financial Officer
                  (631) 208-2400
4 West Second Street Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS

Non-performing assets decline by 77% versus fourth quarter 2011
Tangible common equity ratio increases to 9.96% versus 9.05% at year-end 2011
Demand deposits increase by 17% versus fourth quarter 2011
Average cost of funds improves to 0.24% in fourth quarter 2012
Total loans outstanding increase by 2% versus third quarter 2012

Riverhead, New York, January 30, 2013 — Suffolk Bancorp (the “Company”) (NASDAQ - SUBK), parent company of Suffolk County National Bank (the “Bank”), today reported net income for the fourth quarter of 2012 of $2.0 million, or $0.18 per diluted common share, compared to net income of $1.2 million, or $0.12 per diluted common share, a year ago. For the year ended December 31, 2012, the Company recorded a net loss of $1.7 million, or ($0.17) per diluted common share, compared with a net loss of $78 thousand, or ($0.01) per diluted common share, for the year ended December 31, 2011.

The improvement in fourth quarter 2012 earnings versus the comparable 2011 period resulted from a $3.0 million increase in non-interest income and a $1.9 million reduction in the provision for loan losses in 2012.  The higher level of non-interest income resulted principally from a $1.8 million increase in net gains on the sale of loans during the fourth quarter of 2012.  Included in this total was a $1.5 million net gain on the sale of portfolio loans previously written down and transferred to held-for-sale during the second quarter of 2012.  Partially offsetting these positive factors was a $2.7 million (16.9%) reduction in net interest income and a $344 thousand (2.2%) increase in total operating expenses in the fourth quarter of 2012.

The decrease in the 2012 provision for loan losses resulted from a significant reduction in the level of non-accrual and other criticized and classified loans. At December 31, 2012, the Company reported $16 million in non-accrual loans (excluding non-accrual loans held-for-sale) and $99 million in total criticized and classified loans versus $81 million and $258 million, respectively, at the comparable 2011 date.  During 2012, the Company sold $85 million in non-performing and other criticized and classified loans as part of management’s strategy to reduce overall balance sheet risk.

The reduction in fourth quarter 2012 net interest income resulted from an 83 basis point narrowing of the Company’s net interest margin to 4.02% versus 4.85% in the comparable 2011 period.  The decrease in the net interest margin was due to the continued low level of interest rates; a shift in the Company’s balance sheet mix from loans (average loans down 19.3% versus fourth quarter 2011) into lower-yielding overnight interest-bearing deposits which represented 22% of average interest-earning assets in the fourth quarter of 2012 versus 10% in the fourth quarter of 2011; and the elevated level of non-accrual loans present throughout much of 2012.

Total operating expenses increased by $344 thousand in the fourth quarter of 2012 to $15.7 million versus the comparable 2011 period.  The primary reasons for this increase were higher levels of employee compensation and benefits expense (up $1.5 million or 19.8%) and net occupancy expense (up $196 thousand or 14.0%).  The increase in employee compensation costs resulted from growth in staff in critical areas of the Company to position it for future growth. Higher pension and medical expenses also contributed to this increase. Net occupancy expense increased principally due to higher commercial insurance costs coupled with rental expenses associated with the Company’s new Melville loan production facility. Partially offsetting these increases were reductions in outside services expense and other operating expenses in 2012.  Fourth quarter 2012 other operating expenses, which included $620 thousand in non-recurring expenses (primarily past due real estate taxes) relating to loans sold during the quarter, improved by $1.0 million versus 2011 due to significant reductions in legal and accounting fees incurred in 2012.

Non-interest income increased by $3.0 million versus 2011 due to the previously noted net gains on the sale of loans, coupled with improvements in deposit service charges, other service charges, commissions and fees and fiduciary fees in 2012.  Also contributing

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to this improvement was a $1.1 million other-than-temporary impairment charge on securities recorded in the fourth quarter of 2011 on two private label collateralized mortgage obligation (“CMO”) bonds.  The Company no longer owns these bonds and does not own any other private label CMOs.

The Company recorded a net loss of $1.7 million for the full year ended December 31, 2012 versus a net loss of $78 thousand in 2011. The increased loss resulted from several factors, most notably the significant non-recurring charges associated with the bulk sale of loans in connection with resolving the Company’s legacy credit issues. Other factors included a $12.8 million reduction in net interest income coupled with a $2.5 million increase in operating expenses in 2012. Partially offsetting these negative factors was a $16.4 million reduction in the provision for loan losses and a $760 thousand improvement in non-interest income in 2012.

The decline in net interest income versus 2011 resulted from a 78 basis point narrowing of the Company’s net interest margin to 4.19% and a $31 million reduction in average interest-earning assets in 2012. The margin contraction was primarily due to a 92 basis point decline in the average yield on interest-earning assets in 2012 resulting from a 52 basis point contraction in the average loan portfolio yield. A shift in the Company’s average interest-earning asset mix from loans (down $153 million) and investment securities (down $28 million) into lower yielding overnight investments (up $152 million) also contributed to the margin contraction in 2012.  The Company’s cost of average interest-bearing liabilities declined by 20 basis points in 2012 to 46 basis points from 66 basis points a year ago and the total cost of funds declined by 15 basis points to 27 basis points in 2012 from 42 basis points in 2011.

The $16.4 million reduction in the 2012 full year provision for loan losses resulted from the significant improvement in the level of criticized and classified assets during 2012. Growth in staff and other operating expenses, primarily $1.9 million associated with the bulk sale of non-performing assets, were the primary drivers of the $2.5 million increase in operating expenses in 2012 versus 2011.  The improvement in non-interest income was due to a $1.5 million increase in net gains on the sale of loans in 2012 along with the impact of a $1.1 million other-than-temporary impairment charge on two CMOs recorded in 2011. Somewhat offsetting these positive factors was a $1.9 million decline in net gains on the sale of securities available for sale in 2012.

Commenting on the fourth quarter results, President and CEO Howard C. Bluver stated, “I am very pleased with our results in the fourth quarter and believe we enter 2013 in a position of strength and with real momentum. As I indicated when I was appointed CEO one year ago, 2012 would be dedicated to cleaning up the legacy credit issues, transforming our balance sheet and putting in place the people and processes needed to turn around the Company for future growth. I believe we have executed on each of these priorities in 2012, and did so ahead of schedule.

We ended 2012 with non-performing loans of $16 million, or 2.10% of total loans, compared to $81 million, or 8.33% of total loans, at the end of 2011. Further, we expect the non-performing loans that remain to be positively resolved over time through a combination of strong collateral values, ongoing workout agreements with borrowers, expected payoffs in full and future upgrades to performing status. Similarly, early stage delinquencies (30-89 days), often a potential harbinger of future credit problems, were substantially reduced throughout the year to $14 million, or 1.81% of total loans at the end of 2012, compared to $35 million, or 3.56% of total loans, at the end of 2011. We also end the year well reserved, with an allowance for loan losses as a percentage of total loans of 2.28%, against a loan portfolio that reflects substantially less risk than it did a year ago.

Our capital position reflects similar strength. Because we resolved our legacy credit issues on financial terms better than we originally assumed and successfully completed a $25 million private placement of common stock during the year, we end 2012 with a Tier I leverage ratio of 9.79% and a total risk based capital ratio of 18.15%. This strong capital position is an important component that lets us turn all our efforts to growth as we look forward.

The liability side of our balance sheet reflects a similar story. We continue to benefit from one of the most attractive and stable core deposit franchises in the community banking space, with thousands of long term, loyal customers reflecting our 123-year history on Long Island. We ended 2012 with demand deposits of $615 million, or 43% of total deposits, compared to $525 million, or 40% of total deposits, at the end of 2011.  This resulted in ongoing reductions in total funding costs throughout 2012, to a remarkably low 24 basis points in the fourth quarter of the year. With no debt, negligible brokered deposits, and a strong liquidity position, our funding position is a core strength of the Company.

Looking forward into 2013, we are cautiously optimistic. Our management team has worked hard throughout 2012 to put the Company in a position to focus on future growth and we have started to see the results of that work.

Under Mike Orsino, our new Chief Lending Officer, our commercial lending business has been completely reorganized and transformed, strong team leaders and relationship managers have been recruited, and our new loan production office in Melville is up and running with two new lending teams focused on western Suffolk and Nassau Counties. We are beginning to see the results of

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this transformation. For the first time since the recession began, we saw quarter over quarter sequential growth in our total loan portfolio of approximately $14 million, from $767 million at September 30, 2012 to $781 million at December 31, 2012. As we continue to build a strong and more diversified pipeline, we expect this trend to continue.

Under Jim Whitehouse, the new head of our mortgage business, a similar transformation has been completed. New resources in both the production and operations areas are in place, our systems have been upgraded and positive results are already evident. Funding and fee income are up, and we were able to originate our first multi-family loans in the fourth quarter. While our top priority is and always will be focused on our commercial lending business, our location on the east end of Long Island presents attractive opportunities to diversify our lending book with high quality jumbo loans to retain in our portfolio and to grow fee income from mortgage sales.

Finally, we have worked hard throughout 2012 to identify expense reduction opportunities and we believe the results of these initiatives will begin to bear fruit in 2013. While we have had to make substantial investments in people, systems and facilities to support our growth and expansion plans, we believe we will be able to offset these investments with reductions elsewhere and become a more efficient organization as we move through 2013. The pace of this improvement will be dependent on the local Long Island economy and the interest rate environment, but we believe we will be able to show improved financial results over time.”

Performance Highlights

•
Asset Quality – Total non-accrual loans, excluding loans categorized as held-for-sale, decreased to $16 million or 2.10% of loans outstanding at December 31, 2012 versus $81 million or 8.33% of loans outstanding at December 31, 2011. Total accruing loans delinquent 30 days or more amounted to 1.81% of loans outstanding at December 31, 2012 versus 3.56% of loans outstanding at December 31, 2011. Net loan charge-offs of $2.1 million, including $2.0 million related to loans transferred to held-for-sale and then sold during the quarter, were recorded in the fourth quarter of 2012 versus $4.5 million in the fourth quarter of 2011.  The allowance for loan losses totaled $18 million at December 31, 2012 and $40 million at December 31, 2011, representing 2.28% and 4.12% of total loans, respectively, at such dates. The allowance for loan losses as a percentage of non-accrual loans, excluding non-accrual loans categorized as held-for-sale, was 108% and 49% at December 31, 2012 and December 31, 2011, respectively.  The Company held OREO of $1.6 million at December 31, 2012 and $1.8 million at December 31, 2011.

•
Capital – The Company’s Tier I Leverage ratio was 9.79% at December 31, 2012 versus 8.85% at December 31, 2011.  The Company’s Total Risk-Based Capital ratio was 18.15% at December 31, 2012 versus 14.26% at December 31, 2011. The Company’s Tangible Common Equity ratio (non-GAAP financial measure) was 9.96% at December 31, 2012 versus 9.05% at December 31, 2011. The Company completed a successful $25 million private placement of its common stock with several institutional investors and certain of the Company’s directors and officers in September 2012. The institutional investors purchased 1,783,000 shares of common stock at a price of $13.50 per share. Certain of the Company’s directors and officers purchased approximately $930,000 of stock at $16.44 per share.

•
Core Deposits – Core deposits, consisting of demand, N.O.W., savings and money market accounts, totaled $1.2 billion at December 31, 2012 and $1.1 billion at December 31, 2011. Core deposits represented 83% and 81% of total deposits at December 31, 2012 and December 31, 2011, respectively. Demand deposits increased by 17.1% to $615 million at December 31, 2012 versus $525 million at December 31, 2011. Demand deposits represented 43% of total deposits at December 31, 2012 and 40% at December 31, 2011.

•	Loans – Loans outstanding at December 31, 2012 increased by 1.9% to $781 million when compared to September 30, 2012, but declined by 19.5% versus $970 million outstanding at December 31, 2011.

•
Net Interest Margin – Net interest margin was 4.02% in the fourth quarter of 2012 versus 4.85% in the fourth quarter of 2011. The average cost of funds improved to 0.24% in the fourth quarter of 2012 from 0.33% in the comparable 2011 period.

•
Performance Ratios – Return on average assets and return on average common stockholders’ equity were 0.51% and 5.24%, respectively, for the fourth quarter of 2012 versus 0.30% and 3.28%, respectively, for the fourth quarter of 2011.

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp’s wholly owned

PRESS RELEASE January 30, 2013 Page 4 of 11

subsidiary. Organized in 1890, the Bank has 30 offices in Suffolk County, New York.  For more information about the Bank and its products and services, please visit www.scnb.com.

Non-GAAP Disclosure
This press release includes a non-GAAP financial measure of the Company’s tangible common equity ratio. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The Company believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and the Company’s marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release includes statements which look to the future. These can include remarks about the Company, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control and are subject to a variety of uncertainties that could cause future results to vary materially from the Company’s historical performance, or from current expectations. These remarks may be identified by such forward-looking statements as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Factors that could affect the Company include particularly, but are not limited to: a failure by the Company to meet the deadlines under SEC rules for filing its periodic reports (or any permitted extension thereof); increased capital requirements mandated by the Company’s regulators; the Company’s ability to raise capital; changes in interest rates; increases or decreases in retail and commercial economic activity in the Company’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations; any failure by the Company to comply with our written agreement with the OCC (the “Agreement”) or the individual minimum capital ratios for the Bank established by the OCC; the cost of compliance with the Agreement; any failure by the Company to maintain effective internal controls over financial reporting; larger-than-expected losses from the sale of assets; potential litigation or regulatory action relating to the matters resulting in the Company’s failure to file on time its Quarterly Report on Form10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011 or resulting from the revisions to earnings previously announced on April 12, 2011 or the restatement of its financial statements for the quarterly period ended September 30, 2010 and year ended December 31, 2010; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses. Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require the Company to change its practices in ways that materially change the results of operations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document. For more information, see the risk factors described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Financial Highlights Follow

PRESS RELEASE January 30, 2013 Page 5 of 11

CONSOLIDATED STATEMENTS OF CONDITION
(unaudited, dollars in thousands except for share and per share data)

	December 31,	December 31,
	2012	2011
ASSETS
Cash and cash equivalents
Cash and non-interest bearing deposits due from banks	$80,436	$73,651
Interest bearing deposits due from banks	304,220	98,908
Federal funds sold	1,150	-
Total cash and cash equivalents	385,806	172,559
Federal Reserve Bank, Federal Home Loan Bank and other stock	3,043	2,536
Investment securities:
Available for sale, at fair value	402,353	299,204
Held to maturity (fair value of $8,861 and $10,161, respectively)	8,035	9,315
Total investment securities	410,388	308,519

Loans	780,780	969,654
Allowance for loan losses	17,781	39,958
Net loans	762,999	929,696

Loans held-for-sale	907	-
Premises and equipment, net	27,656	27,984
Deferred taxes	11,385	18,465
Income tax receivable	5,406	5,421
Other real estate owned ("OREO")	1,572	1,800
Accrued interest and loan fees receivable	4,883	6,885
Prepaid FDIC assessment	74	1,843
Goodwill and other intangibles	2,670	2,437
Other assets	5,675	6,082
TOTAL ASSETS	$1,622,464	$1,484,227

LIABILITIES & STOCKHOLDERS' EQUITY
Demand deposits	$615,120	$525,379
Saving, N.O.W. & money market deposits	572,263	531,544
Time certificates of $100,000 or more	165,731	168,140
Other time deposits	78,000	86,809
Total deposits	1,431,114	1,311,872

Unfunded pension liability	7,781	18,212
Capital leases	4,688	4,737
Accrued interest payable	237	348
Other liabilities	14,659	12,498
TOTAL LIABILITIES	1,458,479	1,347,667
COMMITMENTS AND CONTINGENT LIABILITIES
STOCKHOLDERS' EQUITY
Common stock (par value $2.50; 15,000,000 shares authorized;
11,566,347 and 9,726,814 shares outstanding at
December 31, 2012 and 2011, respectively)	34,330	34,330
Surplus	42,628	24,010
Retained earnings	89,555	91,303
Treasury stock at par (2,165,738 and 4,005,270 shares
at December 31, 2012 and 2011, respectively)	(5,414)	(10,013)
Accumulated other comprehensive income (loss), net of tax	2,886	(3,070)
TOTAL STOCKHOLDERS' EQUITY	163,985	136,560
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$1,622,464	$1,484,227

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CONSOLIDATED STATEMENTS OF INCOME
(unaudited, dollars in thousands except for share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
INTEREST INCOME
Loans and loan fees	$10,937	$14,356	$48,083	$61,844
United States Treasury securities	-	-	-	96
Obligations of states & political subdivisions	1,516	1,532	6,085	6,864
Collateralized mortgage obligations	1,047	1,305	4,696	5,839
Mortgage-backed securities	247	6	418	30
U.S. Government Agency obligations	207	-	241	337
Corporate bonds	116	-	204	-
Federal funds sold & interest due from banks	217	92	599	232
Dividends	30	30	121	191
Total interest income	14,317	17,321	60,447	75,433

INTEREST EXPENSE
Saving, N.O.W. & money market deposits	286	342	1,192	1,960
Time certificates of $100,000 or more	350	453	1,567	2,029
Other time deposits	193	296	960	1,281
Interest on borrowings	-	-	-	655
Total interest expense	829	1,091	3,719	5,925

Net interest income	13,488	16,230	56,728	69,508
(Credit) provision for loan losses	(1,100)	800	8,500	24,888
Net interest income after (credit) provision for loan losses	14,588	15,430	48,228	44,620

NON-INTEREST INCOME
Service charges on deposit accounts	960	934	3,932	3,898
Other service charges, commissions & fees	992	836	3,515	3,467
Fiduciary fees	270	209	945	853
Net (loss) gain on sale of securities available for sale	(55)	3	(217)	1,648
Other-than-temporary impairment on securities	-	(1,052)	-	(1,052)
Net gain on sale of portfolio loans	1,467	-	755	-
Net gain on sale of mortgage loans originated for sale	422	73	1,182	405
Other operating income	288	362	769	902
Total non-interest income	4,344	1,365	10,881	10,121

OPERATING EXPENSES
Employee compensation and benefits	8,934	7,456	35,879	30,914
Net occupancy expense	1,599	1,403	5,809	5,794
Equipment expense	512	489	2,024	1,940
Outside services	1,085	1,373	4,423	5,086
FDIC assessments	517	528	1,573	3,069
OREO expense	2	58	842	351
Prepayment fee on borrowing	-	-	-	1,028
Other operating expense	3,007	4,005	11,021	10,860
Total operating expenses	15,656	15,312	61,571	59,042

Income (loss) before income tax expense (benefit)	3,276	1,483	(2,462)	(4,301)
Income tax expense (benefit)	1,231	329	(714)	(4,223)
NET INCOME (LOSS)	$2,045	$1,154	$(1,748)	$(78)

EARNINGS (LOSS) PER COMMON SHARE - BASIC	$0.18	$0.12	$(0.17)	$(0.01)
EARNINGS (LOSS) PER COMMON SHARE - DILUTED	$0.18	$0.12	$(0.17)	$(0.01)

PRESS RELEASE January 30, 2013 Page 7 of 11

STATISTICAL SUMMARY
(unaudited, dollars in thousands except for share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
EARNINGS:
Earnings (loss) per common share - diluted	$0.18	$0.12	$(0.17)	$(0.01)
Cash dividends per common share	-	-	-	-
Net income (loss)	2,045	1,154	(1,748)	(78)
Net interest income	13,488	16,230	56,728	69,508

AVERAGE BALANCES:
Total assets	$1,581,654	$1,523,781	$1,537,370	$1,590,988
Loans	760,987	943,463	859,790	1,012,835
Investment securities	382,475	312,513	331,235	359,560
Interest-earning assets	1,460,246	1,391,661	1,441,012	1,471,732
Demand deposits	586,897	533,574	554,617	518,499
Total deposits	1,381,729	1,328,048	1,357,348	1,392,828
Borrowings	-	-	57	20,270
Stockholders' equity	155,395	139,462	142,954	136,094

FINANCIAL PERFORMANCE RATIOS:
Return on average assets	0.51%	0.30%	(0.11%)	(0.00%)
Return on average stockholders' equity	5.24%	3.28%	(1.22%)	(0.06%)
Average stockholders' equity/average assets	9.82%	9.15%	9.30%	8.55%
Average loans/average deposits	55.07%	71.04%	63.34%	72.72%
Net interest margin (FTE)	4.02%	4.85%	4.19%	4.97%
Operating efficiency ratio (1)	90.68%	79.07%	87.69%	71.83%

(1) The operating efficiency ratio is calculated by dividing operating expenses, excluding writedowns of OREO, by the sum of fully taxable equivalent ("FTE") net interest income and non-interest income, excluding net gains and losses on sales of loans and available-for-sale securities and other-than-temporary impairment on securities.

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STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands except for share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
CAPITAL RATIOS (1):
Tier 1 leverage ratio	9.79%	8.85%	9.79%	8.85%
Tier 1 risk-based capital ratio	16.89%	12.98%	16.89%	12.98%
Total risk-based capital ratio	18.15%	14.26%	18.15%	14.26%
Tangible common equity ratio (2)	9.96%	9.05%	9.96%	9.05%

EQUITY:
At end of period:
Common shares outstanding	11,566,347	9,726,814	11,566,347	9,726,814
Stockholders' equity	$163,985	$136,560	$163,985	$136,560
Book value per common share	14.18	14.04	14.18	14.04
Tangible common equity	161,315	134,123	161,315	134,123
Tangible book value per common share	13.95	13.79	13.95	13.79
Average for the period:
Common shares outstanding	11,566,347	9,726,814	10,248,751	9,720,827

LOAN DISTRIBUTION (3):
At end of period:
Commercial and industrial loans	$168,709	$206,652	$168,709	$206,652
Commercial real estate mortgages	369,271	428,646	369,271	428,646
Real estate - construction loans	15,469	49,704	15,469	49,704
Residential mortgages (1st and 2nd liens)	146,575	160,619	146,575	160,619
Home equity loans	66,468	79,684	66,468	79,684
Consumer & other loans	14,288	44,349	14,288	44,349
Total loans	$780,780	$969,654	$780,780	$969,654

(1) At end of period.

(2) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. With respect to the calculation of the actual unaudited TCE ratio as of December 31, 2012, reconciliations of tangible common equity to GAAP total common stockholders’ equity and tangible assets to GAAP total assets are set forth below:

Total stockholders' equity	$163,985	Total assets		$1,622,464
Less: intangible assets	(2,670)	Less: intangible assets		(2,670)
Tangible common equity	$161,315	Tangible assets		$1,619,794

(3) Excluding loans held for sale.

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ASSET QUALITY ANALYSIS
(unaudited, dollars in thousands)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
Non-Performing Assets (1):
Non-accrual loans:
Commercial and industrial	$6,529	$5,963	$15,633	$19,384	$16,867
Commercial real estate mortgages	5,192	5,893	22,541	44,871	45,344
Real estate - construction	1,961	1,334	6,334	7,003	6,978
Residential mortgages (1st and 2nd liens)	2,466	1,031	-	7,198	7,028
Home equity	266	-	-	4,014	3,897
Consumer & other loans	21	135	-	682	646
Total non-accrual loans	16,435	14,356	44,508	83,152	80,760
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total non-performing loans	16,435	14,356	44,508	83,152	80,760
Non-accrual loans held-for-sale	907	7,000	7,500	-	-
Other real estate owned	1,572	1,572	2,172	1,800	1,800
Total non-performing assets	$18,914	$22,928	$54,180	$84,952	$82,560
Total non-accrual loans/total loans (2)	2.10%	1.87%	5.25%	8.85%	8.33%
Total non-performing loans/total loans (2)	2.10%	1.87%	5.25%	8.85%	8.33%
Total non-performing assets/total assets	1.17%	1.46%	3.48%	5.73%	5.56%

Troubled Debt Restructurings (2) (3):	$16,604	$15,298	$25,623	$28,268	$26,475

Provision (Credit) and Allowance for Loan Losses:
Balance at beginning of period	$21,021	$29,227	$40,008	$39,958	$43,693
Charge-offs	(2,526)	(21,338)	(9,257)	(825)	(5,217)
Recoveries	386	1,132	876	875	682
Net (charge-offs) recoveries	(2,140)	(20,206)	(8,381)	50	(4,535)
(Credit) provision for loan losses	(1,100)	12,000	(2,400)	-	800
Balance at end of period	$17,781	$21,021	$29,227	$40,008	$39,958
Allowance for loan losses/non-accrual loans (1) (2)	108%	146%	66%	48%	49%
Allowance for loan losses/non-performing loans (1) (2)	108%	146%	66%	48%	49%
Allowance for loan losses/total loans (1) (2)	2.28%	2.74%	3.45%	4.26%	4.12%

Net Charge-Offs (Recoveries):
Commercial and industrial	$349	$6,227	$21	$(518)	$2,723
Commercial real estate mortgages	-	8,102	7,692	-	2,227
Real estate - construction	1,548	1,863	(80)	-	(415)
Residential mortgages (1st and 2nd liens)	253	2,773	192	394	(1)
Home equity	-	1,114	532	61	(2)
Consumer & other loans	(10)	127	24	13	3
Total net charge-offs (recoveries)	$2,140	$20,206	$8,381	$(50)	$4,535
Net charge-offs (recoveries) (annualized)/average loans	1.12%	9.75%	3.73%	(0.02%)	1.91%

Delinquencies and Non-Accrual Loans as a % of Total Loans (1):
Loans 30 - 59 days past due	1.59%	0.99%	0.92%	0.93%	2.03%
Loans 60 - 89 days past due	0.22%	1.07%	0.71%	1.42%	1.53%
Loans 90 days or more past due and still accruing	0.00%	0.00%	0.00%	0.00%	0.00%
Total accruing past due loans	1.81%	2.06%	1.62%	2.35%	3.56%
Non-accrual loans	2.10%	1.87%	5.25%	8.85%	8.33%
Total delinquent and non-accrual loans	3.92%	3.94%	6.87%	11.20%	11.89%

(1) At period end.
(2) Excluding loans held-for-sale.
(3) Troubled debt restructurings on non-accrual status included here and also included in total non-accrual loans are $6,650, $5,306, $15,834, $21,291 and $24,979 at December 31, 2012, September 30, 2012, June 30, 2012, March 31, 2012 and December 31, 2011, respectively.

PRESS RELEASE January 30, 2013 Page 10 of 11

NET INTEREST INCOME ANALYSIS
For the Three Months Ended December 31, 2012 and 2011
(unaudited, dollars in thousands)

	2012			2011
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$382,475	$4,401	4.58%	$312,513	$3,638	4.62%
Federal Home Loan Bank and other stock	2,449	30	4.87	2,536	30	4.69
Federal funds sold and interest-bearing deposits	314,335	217	0.27	133,149	92	0.27
Loans	760,987	10,937	5.72	943,463	14,356	6.04
Total interest-earning assets	1,460,246	$15,585	4.25%	1,391,661	$18,116	5.16%
Non-interest-earning assets	121,408			132,120
Total Assets	$1,581,654			$1,523,781

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings deposits	$547,840	$286	0.21%	$529,490	$342	0.26%
Time deposits	246,992	543	0.87	264,984	749	1.12
Total savings and time deposits	794,832	829	0.41	794,474	1,091	0.54
Borrowings	-	-	-	-	-	-
Total interest-bearing liabilities	794,832	829	0.41	794,474	1,091	0.54
Demand deposits	586,897			533,574
Other liabilities	44,530			56,271
Total Liabilities	1,426,259			1,384,319
Stockholders' Equity	155,395			139,462
Total Liabilities and Stockholders' Equity	$1,581,654			$1,523,781
Net interest rate spread			3.84%			4.62%
Net interest income/margin		14,756	4.02%		17,025	4.85%
Less tax-equivalent basis adjustment		(1,268)			(795)
Net interest income		$13,488			$16,230

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $1,268 and $795 in 2012 and 2011, respectively.

PRESS RELEASE January 30, 2013 Page 11 of 11

NET INTEREST INCOME ANALYSIS
For the Year Ended December 31, 2012 and 2011
(unaudited, dollars in thousands)

	2012			2011
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$331,235	$15,286	4.61%	$359,560	$16,735	4.65%
Federal Home Loan Bank and other stock	2,439	121	4.96	3,412	191	5.60
Federal funds sold and interest-bearing deposits	247,548	599	0.24	95,925	232	0.24
Loans	859,790	48,083	5.59	1,012,835	61,844	6.11
Total interest-earning assets	1,441,012	$64,089	4.45%	1,471,732	$79,002	5.37%
Non-interest-earning assets	96,358			119,256
Total Assets	$1,537,370			$1,590,988

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings deposits	$547,390	$1,192	0.22%	$588,508	$1,960	0.33%
Time deposits	255,341	2,527	0.99	285,821	3,310	1.16
Total savings and time deposits	802,731	3,719	0.46	874,329	5,270	0.60
Borrowings	57	-	-	20,270	655	3.23
Total interest-bearing liabilities	802,788	3,719	0.46	894,599	5,925	0.66
Demand deposits	554,617			518,499
Other liabilities	37,011			41,796
Total Liabilities	1,394,416			1,454,894
Stockholders' Equity	142,954			136,094
Total Liabilities and Stockholders' Equity	$1,537,370			$1,590,988
Net interest rate spread			3.99%			4.71%
Net interest income/margin		60,370	4.19%		73,077	4.97%
Less tax-equivalent basis adjustment		(3,642)			(3,569)
Net interest income		$56,728			$69,508

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $3,642 and $3,569 in 2012 and 2011, respectively.